Exhibit 1.02

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Global Services Plans To Expand Business Process Outsourcing Operations in India

MUMBAI, INDIA, Sept. 18, 2009 — CDC Global Services, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of IT and IT-enabled services and consulting, announced today, at a press conference held in the Trident Hotel in Mumbai, the planned expansion of its business process outsourcing (BPO) operations during the third quarter that includes the opening of two new offices located in Mumbai and Pune, India and the addition of 450 more seats.

CDC Global Services started its BPO operations late in the first quarter of 2009 with 50 seats at two offices located in Mumbai and Pune, India, where it was already operating its IT outsourcing operations. With this expansion, there is expected to be nearly 500 seats in two offices in Mumbai and three offices in Pune, India. With the addition of 10 new BPO contracts in the third quarter of 2009 and a robust sales pipeline, CDC Global Services intends to continue ramping up its resources and plans to have a total of more than 2,000 seats in its India BPO operations by the end of this year. CDC Global Services also plans future expansion in its BPO operations that may include China, Vietnam, Sri Lanka and other emerging geographic markets in Africa.

CDC Global Services offers IT outsourcing services in India and China that includes onsite and remote IT support/help desk, IT infrastructure planning, custom/offshore application development, network management and administration and application maintenance and support. It’s new BPO business offers a wide range of services including back office financial and accounting support, HR and front office activities like outbound marketing and call center support. Other processes, which may be customized to meet a customer’s specific needs, such as Search Engine Optimization (SEO) and health-care related document retrieval, have also been successfully deployed. Current clients include enterprises from Asia/Pacific, the U.S., and Europe operating in industries such as Healthcare, Security, Telecom, Banking, Financial Services and Insurance.

“We are very pleased to announce the planned expansion of our BPO operations which indicates our confidence in the success we have seen in this business since its launch in the first quarter of 2009,” said Rajan Vaz, managing director of CDC Global Services. “This planned expansion also reflects the increasing demand we are seeing from enterprises seeking BPO for flexibility, cost savings and the desire to focus on their core competencies on their business. In addition, we are finding growing success selling both our BPO and ITO services to CDC Software’s customer base. Since CDC Software has more than 6,000 customers, we expect this cross-selling strategy to have a positive impact on our future sales.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings.  It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors.  CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact.  For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com (HongKong GEM 8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Global Services, our expectations regarding the expansion of our BPO business and the possible scope and geographic reach thereof, our expectations and beliefs regarding the growth trends for BPO services, our beliefs regarding our ability to expand operations now and in the future, and our beliefs regarding customer demand for BPO services and the reasons therefor. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, the ability of CDC Global Services to address the business services requirements of the market, demand for and market acceptance of CDC Global Services BPO operations, and the ability of CDC Global Services to expand. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise